                                                        Exhibit 23.02

                            FORM OF ACKNOWLEDGEMENT
                            OF ARTHUR ANDERSEN LLP

March 4, 1999
Mastech Corporation
1004 McKee Road
Oakdale, PA 15071


Dear Sir:

We are aware that Mastech Corporation has incorporated by reference in this Registration Statement its Form 10-Q for the quarterly periods ending March 31, 1998, June 30, 1998 and September 30, 1998 which includes our reports dated April 24, 1998, July 24, 1998, and October 22, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Section 7 and 11 of the Act.


Very truly yours,


ARTHUR ANDERSEN LLP
/s/ ARTHUR ANDERSEN LLP







                                      E-2